     As filed with the Securities and Exchange Commission on July 29, 2003
                             Registration No. 333 - ________
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                 NURESCELL INC.
             (Exact name of Registrant as specified in its charter)

            Nevada                                              33-0805583
(State or other jurisdiction of                               (I.R.S Employer
 incorporation or organization)                              Identification No.)

                                  P.O. Box 116
                         North Haven, Connecticut 06473
                                 (203) 239-9734
         (Address of principal executive offices, including zip code and telephone number)

                          ---------------------------

                          2003 Stock Compensation Plan
                            (Full title of the plan)

                          ---------------------------

                            Larry Shatsoff, President
                                 Nurescell Inc.
                                  P.O. Box 116
                         North Haven, Connecticut 06473
                                 (203) 239-9734
 (Name, address and telephone number, including area code, of agent for service)

                                        CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
     Title of each            Amount to be          Proposed maximum        Proposed maximum             Amount of
  class of securities          registered            offering price        aggregate offering        registration fee
   to be registered                                   per share (1)               price
---------------------------------------------------------------------------------------------------------------------
Common Stock,                80,000,000 shares           $0.001                  $80,000                   $7.00
$.0001 par value (2)
---------------------------------------------------------------------------------------------------------------------
         TOTAL               80,000,000 shares           $0.001                  $80,000                   $7.00
---------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the average of the bid and asked price as reported on the OTC Bulletin Board as of July 28, 2003.

(2) Represents shares of Common Stock that may be issued directly to officers, directors, employees and consultants of Nurescell Inc. Please refer to the "Plan Information" section of this Registration Statement for additional information.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


ITEM 1.  PLAN INFORMATION.

On July 21, 2003, the Board of Directors of Nurescell Inc. ("Nurescell" or the "Company") adopted the 2003 Stock Compensation Plan (the "Plan"). Pursuant to the Plan, Nurescell is offering a total of up to 80,000,000 shares of its $.0001 par value common stock (the "Shares") to those officers, directors, employees and consultants (including attorneys who provide legal services to Nurescell) who have agreed to accept Shares in lieu of a cash payment for services previously rendered or to be rendered (collectively, the "Participants"). The Shares will not be subject to any resale restrictions.

A copy of the Plan has been distributed to all Participants. The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 nor is it qualified under Section 401(a) of the Internal Revenue Code. The purpose of the Plan is to compensate Participants who have been hired or engaged to perform services for Nurescell. The Shares issued to each Participant will be valued as agreed upon with that Participant. For tax purposes, such agreed upon value will be treated as ordinary income by the Participant and will be treated as a compensation expense by Nurescell.

Only the Shares are being registered by the Registration Statement of which this Prospectus is a part. The Shares will be issued directly by Nurescell without fees, commissions or other charges, and will not be purchased on the open market or otherwise. To obtain additional information regarding the Plan and its administrators, Participants should contact Nurescell's President, Larry Shatsoff, at P.O. Box 116, North Haven, Connecticut 06473; telephone: (203) 239-9734.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Upon written or oral request, Nurescell will provide to each Participant, free of charge, the documents specified in Item 3 of Part II of the Registration Statement of which this Prospectus is a part, with such documents being incorporated by reference in the Registration Statement. In addition, upon written or oral request, Nurescell will provide to each Participant, free of charge, the documents required to be delivered pursuant to Rule 428(b) under the Securities Act of 1933 (the "1933 Act"). Any request for such documents should be directed to Larry Shatsoff, Nurescell's President, at P.O. Box 116, North Haven, Connecticut 06473; telephone: (203) 239-9734. Nurescell is not required to file any of the foregoing documents with the Securities and Exchange Commission (the "SEC") either as part of the Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933 Act.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are hereby incorporated by reference in this Registration Statement:

(i) The Company's report on Form 10-KSB for the year ended March 31, 2003, as filed with the SEC on July 2, 2003;

(ii) The Company's Registration Statement on Form 10-SB, as filed with the SEC on February 11, 1999 and amended on May 4, 1999 (which includes a description of the Company's common stock); and

(iii) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement, and prior to the filing of a post- effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM  5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Applicable state law provides for indemnification of the Company's directors and officer for certain liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the directors is limited as provided in the Company's Articles of Incorporation. From time to time, the Company has entered into indemnification agreements with its directors and executive officers providing indemnity consistent with the foregoing.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.   INDEX TO EXHIBITS AND DESCRIPTION OF EXHIBITS.

        The following Exhibits are included as part of this Registration
Statement:

         Exhibit No.      Description
         -----------      -----------

         4.1              Articles of Incorporation of the Company, as amended *

         4.2              Bylaws of the Company *

         4.3              Nurescell Inc. 2003 Stock Compensation Plan

         5 Opinion of David S. Hamilton, Esq., counsel to the Company, regarding legality of securities being registered

         23.1             Consent of David S. Hamilton, Esq. (included in
                          Exhibit 5)

         23.2             Consent of Marcum & Kliegman LLP, independent auditors

*Incorporated by reference from the Company's Registration Statement on Form 10-SB (File No. 0-25377).

ITEM 9.  UNDERTAKINGS.

         The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed material information with respect to the plan of distribution disclosed in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Haven, State of Connecticut, on July 25, 2003.

                                 NURESCELL INC.

                                 By: /s/ LARRY SHATSOFF
                                    ----------------------------
                                    Larry Shatsoff, President and
                                    Chief Financial Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       SIGNATURE             TITLE                DATE
       ---------             -----                ----

/s/ LARRY SHATSOFF           Director             July 25, 2003
-------------------
    Larry Shatsoff


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